EXHIBIT 23.4

CONSENT OF JOHN T. BOYD COMPANY

The undersigned hereby consents to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Mammoth Energy Services, Inc. (the “Company”) (File No. 333-221268) and any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”) relating to our reports setting forth the estimates of reserves of (i) Taylor Frac, LLC as of December 31, 2017, 2016 and 2015 and (ii) Piranha Proppant LLC as of December 31, 2017. We also consent to all references to us contained in the Registration Statement, including in the prospectus and any related prospectus supplement, under the heading “Experts.”

Respectfully submitted,

JOHN T. BOYD COMPANY

By: /s/ Ronald L. Lewis

Name:    Ronald L. Lewis

Title:    Managing Director and COO

June 6, 2018